Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 13, 2010, with respect to the financial statements and supplemental schedules included in the Annual Report of the Deltek, Inc. Amended and Restated Employee Stock Purchase Plan on Form 11-K for the year ended February 28, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Deltek, Inc. on Forms S-8 (Files No. 333-165099 and 333-147069)

/s/ Grant Thornton LLP

Baltimore, Maryland

August 13, 2010